Exhibit 99.1

INTEL REPORTS SECOND-QUARTER RESULTS

Second-Quarter Earnings Per Share $0.07;
Earnings Excluding Acquisition-Related Costs $0.09 Per Share

Charges Related to Online Services and Wireline PC Card Businesses Included

SANTA CLARA, Calif., July 16, 2002 -- Intel Corporation today announced second-quarter revenue of $6.3 billion, down 7 percent sequentially and approximately flat year-over-year.

     Second-quarter net income was $446 million, down 52 percent sequentially and up 128 percent year-over-year. Earnings per share were $0.07, down 50 percent sequentially and up 133 percent from $0.03 in the second quarter of 2001. The results include a $106-million charge to cost of sales related to the decision to wind down Intel(Registered Trademark) Online Services, along with a $112- million write-off of acquired intangibles, primarily related to Xircom PC cards for wireline networking. In accordance with generally accepted accounting principles (GAAP), the 2001 results reflect charges for the amortization of goodwill, which is no longer amortized in the current year with the adoption of FASB rule 142.

     Second-quarter net income excluding acquisition-related costs1 was $620 million, down 39 percent sequentially and down 27 percent year-over-year. Earnings excluding acquisition-related costs were $0.09 per share, down 40 percent sequentially and down 25 percent from $0.12 in the second quarter of 2001. These results include the impact of the $106-million charge related to the online services business.

     Acquisition-related costs during the quarter consisted of $14 million in one-time charges for purchased in-process research and development, and $229 million in amortization of acquisition-related intangibles, write-off of intangibles and other costs. Intel expects to continue to report earnings excluding acquisition-related costs through the end of the year to provide a consistent basis for financial comparisons.

     "In a tough environment, we continued to execute well," said Craig R. Barrett, Intel chief executive officer. "Our investments in technology and manufacturing are delivering processors with clear performance leadership, resulting in market segment share gains across the board. We also saw growth in our communications businesses, led by solid flash memory revenue and share growth.

     "Although an overall industry recovery has been slow to materialize, we still expect a modest seasonal increase in demand in the second half," Barrett continued. "In this environment, our strategy remains the same: Focus on execution, take prudent cost cutting measures, and invest to further improve our competitive position and long-term growth prospects."

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after June 29, 2002.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the third quarter is expected to be between $6.3 billion and $6.9 billion.

** Gross margin percentage in the third quarter is expected to be 51 percent, plus or minus a couple of points. The second-quarter gross margin percentage was 47 percent and would have been 48.7 percent without the $106-million charge related to the online services business. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs, capacity utilization, and timing of factory ramps and associated costs.

** Gross margin percentage for 2002 is expected to be 51 percent, plus or minus a few points, lower than the previous expectation of 53 percent, plus or minus a few points, primarily due to second-quarter revenue levels and charges.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the third quarter are expected to be approximately $2.1 billion. In the second half of 2002, the company expects to reduce its workforce by approximately 4,000 employees exclusive of acquisitions, primarily through attrition, voluntary separation programs and some targeted business disinvestments. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

** R&D spending for 2002, excluding in-process R&D, is expected to be approximately $4.0 billion, lower than the previous expectation of $4.1 billion.

** Capital spending for 2002 is expected to be between $5.0 billion and $5.2 billion, lower than the previous expectation of $5.5 billion, primarily due to non-fab-related spending reductions, with no change in the company's current and future microprocessor capacity plans.

** Gains or losses from equity investments and interest and other in the third quarter are expected to be a net loss of $25 million due to the expectation of a net loss on equity investments of approximately $75 million, primarily as a result of impairment charges. Gains or losses will vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of investments, determination of impairment charges, including potential impairment of non-marketable investments, interest rates, cash balances, mark-to-market of derivative instruments, and assuming no unanticipated items.

** The tax rate for 2002 is expected to be approximately 28.4 percent, excluding the impact of acquisition-related costs.

** Depreciation is expected to be approximately $1.2 billion in the third quarter and approximately $4.7 billion for the year.

** Amortization of acquisition-related intangibles and costs is expected to be approximately $100 million in the third quarter and approximately $530 million for the full year.

The statements in this document that refer to plans and expectations for the current quarter and the future are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; factors associated with doing business outside the United States, including currency controls and fluctuations, and tariff, import and other related restrictions and regulations; possible disruption in commercial activities related to terrorist activity or armed conflict in the United States, Israel and other locations, such as changes in logistics, security arrangements, communications infrastructure, and reduced end-user purchases relative to expectations; civil or military unrest or political instability in a locale; changes in customer order patterns; changes in the mix of microprocessor types and speeds sold as well as the mix of related chipsets, motherboards, purchased components and other semiconductor and non-semiconductor products; competitive factors, such as competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp including the transition to 0.13-micron process technology; excess manufacturing capacity; the ability to sustain and grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, stockholder and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended March 30, 2002 (Part I, Item 2, Outlook section).

Status of Business Outlook and Mid-Quarter Business Update

    Intel's corporate representatives will meet privately during the quarter with investors, investment analysts, the media and others, and may reiterate the Business Outlook. Intel intends to publish a Mid-Quarter Business Update on Sept. 5. From the close of business on Aug. 30 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Web site at www.intc.com.

1 Acquisition-related costs consist of one-time write-offs of purchased in-process R&D, amortization of acquisition-related intangibles and costs, write-offs of acquisition-related intangibles, and, prior to 2002, amortization of goodwill. Intangibles include, for example, the value of the acquired companies’ developed technology. Earnings excluding acquisition-related costs differ from earnings presented according to GAAP because they exclude these costs.

Intel, Pentium, Celeron, Itanium, Xeon and XScale are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended

	June 29,	June 30,	June 29,	June 30,
	2002	2001	2002	2001

NET REVENUES	$6,319	$6,334	$13,100	$13,011

Cost of sales	3,350	3,307	6,651	6,532
Research and development	1,024	919	2,006	1,914
Marketing, general and administrative	1,063	1,174	2,135	2,329
Amortization of goodwill	-	417	-	858
Amortization of acquisition-related
intangibles and costs	229	177	340	321
Purchased in-process research and
development	14	123	14	198

Operating costs and expenses	5,680	6,117	11,146	12,152

OPERATING INCOME	639	217	1,954	859
Gains (losses) on equity securities, net	(59)	3	(105)	3
Interest and other, net	43	126	91	390

INCOME BEFORE TAXES	623	346	1,940	1,252
Income taxes	177	150	558	571

NET INCOME	$446	$196	$1,382	$681

BASIC EARNINGS PER SHARE	$0.07	$0.03	$0.21	$0.10

DILUTED EARNINGS PER SHARE	$0.07	$0.03	$0.20	$0.10

COMMON SHARES OUTSTANDING	6,677	6,725	6,681	6,723
COMMON SHARES ASSUMING DILUTION	6,803	6,889	6,832	6,894

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.

	Three Months Ended		Six Months Ended

	June 29,	June 30,	June 29,	June 30,
	2002	2001	2002	2001

Pro forma operating costs and expenses	$5,437	$5,400	$10,792	$10,775
Pro forma operating income	$882	$934	$2,308	$2,236
Net income excluding acquisition-related
costs	$620	$854	$1,642	$1,953
Basic earnings per share excluding
acquisition-related costs	$0.09	$0.13	$0.25	$0.29
Diluted earnings per share excluding
acquisition-related costs	$0.09	$0.12	$0.24	$0.28

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	June 29,	Mar. 30,	Dec. 29,
	2002	2002	2001

CURRENT ASSETS
Cash and short-term investments	$8,957	$9,231	$10,326
Trading assets	1,650	1,617	1,224
Accounts receivable	2,907	2,883	2,607
Inventories:
Raw materials	242	265	237
Work in process	1,393	1,301	1,316
Finished goods	870	914	700

	2,505	2,480	2,253
Deferred tax assets and other	1,182	1,278	1,223

Total current assets	17,201	17,489	17,633

Property, plant and equipment, net	18,176	18,314	18,121
Marketable strategic equity securities	96	129	155
Other long-term investments	1,438	1,605	1,319
Goodwill, net	4,338	4,338	4,330
Other assets	2,249	2,514	2,837

TOTAL ASSETS	$43,498	$44,389	$44,395

CURRENT LIABILITIES
Short-term debt	$383	$412	$409
Accounts payable and accrued liabilities	4,195	4,604	4,755
Deferred income on shipments to
distributors	498	572	418
Income taxes payable	672	1,017	988

Total current liabilities	5,748	6,605	6,570
LONG-TERM DEBT	1,081	1,064	1,050
DEFERRED TAX LIABILITIES	1,089	860	945

STOCKHOLDERS' EQUITY	35,580	35,860	35,830

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$43,498	$44,389	$44,395